Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Financial Statements”, and to the incorporation by reference of our reports dated May 18, 2010 for Van Kampen Global Growth Fund and October 26, 2009 for Van Kampen Core Growth Fund in this Post-Effective Amendment No. 85 to the Registration Statement (Form N-1A No. 33-23166) of Morgan Stanley Institutional Fund, Inc. and the related Prospectus and Statement of Additional Information of Advantage Portfolio, Equity Growth Portfolio and Global Growth Portfolio, each a portfolio of Morgan Stanley Institutional Fund, Inc.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 18, 2010